UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 26, 2016

Teledyne Technologies Incorporated
(Exact name of registrant as specified in its charter)

Delaware	1-15295	25-1843385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	1049 Camino Dos Rios Thousand Oaks, California	91360-2362
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 373-4545
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(b)     On January 26, 2016, Director Frank V. Cahouet notified the Board of Directors of Teledyne Technologies Incorporated (“Teledyne”) that he would retire from the Board effective as of April 27, 2016, the date of Teledyne's 2016 Annual Meeting of Stockholders. In connection with this notification, the Board fixed the number of directors at ten, to be effective on April 27, 2016.

(e)     On January 26, 2016, the Personnel and Compensation Committee of Teledyne’s Board of Directors took the following actions:

(1)     The Committee approved the 2016 goals for the Annual Incentive Plan ("AIP") cash bonus awards to each of Teledyne’s Named Executive Officers. AIP award opportunities are expressed as a percentage of a participant’s base salary and are based on the achievement of pre-defined performance measures, with up to 200% of the target award eligible to be paid in the case of significant over-achievement. The majority of the award is based on Teledyne’s achievement of certain financial performance goals, with a smaller portion tied to the achievement of pre-established individual goals. Generally, 40% of the awards are tied to the achievement of predetermined levels of operating profit, 25% to the achievement of predetermined levels of revenue, 15% to the achievement of predetermined levels of accounts receivable and inventory as a percentage of revenue and 20% to the achievement of specified individual performance objectives. In addition, downward (but not upward) discretionary adjustments are allowed with respect to awards to Named Executive Officers. AIP awards are generally paid from a pool of up to 11% of operating profit, subject to modification by the Committee. No AIP bonus will be earned in any year unless operating profit is positive, after accruing for bonus payments, and operating profit is at least 75% of the operating plan, subject in each case to modification by the Committee.

For 2016, subject to the performance measures and discretion of the Committee, as noted above, the following Named Executives Officers identified in Teledyne’s 2015 Proxy Statement are eligible for a target AIP cash bonus based on the following percentage of their annual base salary:

Name	Position	2016 AIP Award Eligibility as a Percentage of Base Salary
Robert Mehrabian	Chairman, President and Chief Executive Officer	120%
Susan L. Main	Senior Vice President and Chief Financial Officer	75%
Aldo Pichelli	Chief Operating Officer	80%
Melanie S. Cibik	Senior Vice President, General Counsel and Secretary	60%

(2)     The Committee established a Restricted Stock Award Program under the Plan for key employees, including the Named Executive Officers currently employed by the company. This program provides grants of restricted stock, generally each calendar year, to key employees at an aggregate fair market value equal to a specified percentage of each recipient’s annual base salary as of the date of the grant, unless otherwise determined by the Committee. The percentage of base salary used to determine the amount of the grant is 100% for Dr. Mehrabian, 60% for Mr. Pichelli, 45% for Ms. Main and 30% for Ms. Cibik. The restrictions are subject to both a time-based and performance-based component. In general, the restricted period for each grant of restricted stock extends from the date of the grant to the third anniversary of such date, with the restrictions lapsing on the third anniversary. However, unless the Committee determines otherwise, if Teledyne fails to meet certain minimum performance goals for a multi-year performance cycle (typically three years) established by the Committee as applicable to a restricted stock award, then all of the restricted stock is forfeited. If Teledyne achieves the minimum established performance goals, but fails to attain an aggregate level of 100% of the targeted performance goals, then a portion of the restricted stock would be forfeited. The performance goal for 2016, as in previous years, is the price of Teledyne’s common stock as compared to the Russell 2000 Index. In order for a participant to retain the restricted shares, Teledyne’s three-year aggregate return to shareholders (as measured by Teledyne’s stock price) must be at least 35% of the performance of the Russell 2000 Index for the three-year period. If Teledyne’s stock performance is less than 35% of the Russell 2000 Index performance, all restricted shares would be forfeited. If it ranges from 35% to less than 100%, a portion of the restricted shares will be forfeited. If it is 100% or more than 100%, no shares are forfeited and the participant does not receive additional shares. A copy of the form of Restricted Stock Award Agreement was filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated February 17, 2015, and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits
(d) Exhibits

Exhibit 10.1	Form of Restricted Stock Award Agreement under the 2014 Incentive Award Plan (incorporated by reference to Exhibit 10.2 to Teledyne's Current Report on Form 8-K dated February 17, 2015)†

†Denotes management contract or compensatory plan or arrangement

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ Susan L. Main
Susan L. Main
Senior Vice President and Chief Financial Officer
Dated: January 27, 2016

EXHIBIT INDEX
Description

Exhibit 10.1	Form of Restricted Stock Award Agreement under the 2014 Incentive Award Plan (incorporated by reference to Exhibit 10.2 to Teledyne's Current Report on Form 8-K dated February 17, 2015)†

†Denotes management contract or compensatory plan or arrangement